KRISPY KREME REPORTS FINANCIAL RESULTS
FOR THE SECOND QUARTER OF FISCAL 2016

Winston-Salem, NC – September 9, 2015 – Krispy Kreme Doughnuts, Inc. (NYSE: KKD) (the “Company”) today reported financial results for the second quarter of fiscal 2016, ended August 2, 2015. The Company also updated its adjusted EPS outlook for fiscal 2016 and announced that its Board of Directors increased the Company’s current share repurchase authorization.

Second Quarter Fiscal 2016 Highlights Compared to the Year-Ago Period:

■	Revenues increased 5.7% to $127.3 million from $120.5 million.
■	Systemwide domestic same store sales rose 5.5%, including a 2.3% gain at Company Stores; constant currency international franchise same store sales declined 2.7%.
■	Operating income rose 11.6% to $10.7 million from $9.6 million.
■	Net income was $5.9 million ($0.09 per share) compared to $5.8 million ($0.08 per share) in the second quarter last year.
■	Adjusted net income rose 9.7% to $9.8 million ($0.15 per share) from $9.0 million ($0.13 per share). Adjusted net income and adjusted EPS are non-GAAP measures (see the reconciliation of GAAP to adjusted earnings in the table accompanying this release) and reflect income tax expense only to the extent currently payable in cash.
■	The Company repurchased 1.5 million shares of its common stock under the Board of Directors approved authorization at a total cost of $26.9 million of which $25.5 million was settled during the quarter.

Year-to-Date Fiscal 2016 Highlights Compared to the Year-Ago Period:

■	Revenues increased 7.3% to $259.8 million from $242.1 million.
■	Systemwide domestic same store sales rose 5.4%, including a 3.3% gain at Company Stores; constant currency international franchise same store sales declined 2.2%.
■	Operating income rose 8.6% to $28.0 million from $25.8 million.
■	Net income was $16.6 million ($0.24 per share) compared to $15.4 million ($0.22 per share) last year.
■	Adjusted net income rose 6.7% to $26.5 million ($0.39 per share) from $24.8 million ($0.36 per share).
■	Cash provided by operating activities was $35.4 million compared to $27.7 million last year.
■	The Company repurchased 1.9 million shares of its common stock under the Board of Directors approved authorization at a total cost of $34.3 million of which $32.9 million was settled during the six-month period.

President and Chief Executive Officer Tony Thompson commented: “Systemwide domestic same store sales were strong, increasing 5.5% and both Company Stores same store sales and traffic were positive for the quarter. We continue to be more strategic in our use of promotional incentives as we balance driving consistent same store sales growth and overall store level profitability. We were pleased with our retail sales performance; however, Company Stores segment profitability was negatively impacted by lower than anticipated results within our consumer packaged goods category.This, combined with some charges associated with our derivative instruments, resulted in us adjusting our financial outlook for fiscal 2016.”

Thompson continued, “We remain focused and very confident in the long-term opportunities for the brand. As part of our ongoing efforts to enhance shareholder value, we are returning a significant portion of our excess cash flow to our shareholders via our ongoing share repurchase program, which our Board increased by $50 million during the quarter.”

Share Repurchase Authorization

In recognition of the Company’s continuing ability to generate cash flow in excess of its current business needs, the Board of Directors increased the Company’s current share repurchase authorization by $50 million during the second quarter from $105 million to $155 million. At the end of the second quarter, approximately $59.1 million remained outstanding under the share repurchase authorization.

Second Quarter Fiscal 2016 Segment Results

Company Stores revenues increased 7.1% to $84.1 million in the second quarter of fiscal 2016, driven by a 14.3% increase in on-premises sales as store operating weeks increased 14.1% and same store sales rose 2.3%. Company Stores contribution increased to $11.3 million compared to $10.5 million last year driven by the increase in revenue as the contribution margin was flat with the prior year. While the performance of the Company’s retail sales continued to improve year-over-year, softness within its consumer packaged goods category weighed on overall segment profitability.

Domestic Franchise revenues increased 19.4% to $3.9 million, principally driven by higher royalties and an increase in development and franchise fees. Total sales by domestic franchisees rose 8.3%, and same store sales at Domestic Franchise shops increased 7.3%. Domestic franchisees opened seven stores during the second quarter this year compared to three during the same period last year. The Domestic Franchise segment generated operating income of $2.4 million compared to $1.9 million in the second quarter last year.

International Franchise revenues decreased 2.9% to $7.3 million from $7.5 million in the second quarter last year. Sales by international franchise stores rose 3.4% (16.1% excluding the effects of foreign exchange rate changes). International Franchise segment revenues include approximately $700,000 and $900,000 of royalties collected in the second quarter of fiscal 2016 and 2015, respectively, related to franchisee sales in prior periods which had not previously been recorded due to uncertainty surrounding their collection. Constant currency same store sales at international franchise stores declined 2.7%. International Franchise segment operating income improved to $5.5 million compared to $5.1 million in the second quarter last year as a result of lower operating costs.

KK Supply Chain revenues (including sales to Company stores) rose 6.7% to $63.5 million. External KK Supply Chain revenues rose 2.6% to $32.0 million. KK Supply Chain generated operating income of $10.1 million in the second quarter of fiscal 2016 compared to $9.8 million in the second quarter last year.

Full Year Outlook

Based on the softer than expected performance of its consumer packaged goods category and the year-to-date charges associated with the Company’s derivative financial positions, management updated its outlook of adjusted net income per share for fiscal 2016. The Company currently estimates its adjusted net income per share for fiscal 2016 will be in the range of $0.76 to $0.80 per share. This compares to adjusted net income per share of $0.70 in fiscal 2015.

The Company’s full year outlook reflects, among other things, the following assumptions:

■	10 to 12 net new Company shops
■	Approximately 20 net new domestic franchise shops
■	95 to 110 net new international franchise shops
■	Capital expenditures of between $30 million and $40 million
■	Continued growth in domestic same store sales
■	A reduction in agricultural commodity and fuel costs compared to fiscal 2015, partially offset by the negative effect of certain derivatives
■	Negative effects of a stronger U.S. dollar

Conference Call

The Company will host a conference call to review financial results for the second quarter of fiscal 2016 as well as its outlook for the balance of the year this afternoon at 5:00 p.m. (ET). A webcast of the conference call will be available at www.krispykreme.com. The conference call also can be accessed over the phone by dialing (877) 407-0784 or, for international callers, by dialing (201) 689-8560. An archived replay of the call will be available shortly after its conclusion by dialing (877) 870-5176, or (858) 384-5517 for international callers; the passcode is 13610458. The audio replay will be available through September 16, 2015.

About Krispy Kreme

Krispy Kreme is a leading branded specialty retailer and wholesaler of premium quality sweet treats and complementary products, including its signature Original Glazed® doughnut. Headquartered in Winston-Salem, NC, the Company has offered the highest quality doughnuts and great tasting coffee since it was founded in 1937. Today, there are over 1,000 Krispy Kreme shops in more than 20 countries around the world. Connect with Krispy Kreme at www.krispykreme.com.

###

Information contained in this press release, other than historical information, should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s beliefs, assumptions and expectations of our future economic performance, considering the information currently available to management. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. The words “believe,” “may,” “forecast,” “could,” “will,” “should,” “would,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “seek,” “strive” or similar words, or the negative of these words, identify forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the quality of Company and franchise store operations and changes in sales volume; risks associated with the use and implementation of information technology; our ability, and our dependence on the ability of our franchisees, to execute on our and their business plans; our relationships with our franchisees; actions by franchisees that could harm our business; our ability to implement our domestic and international growth strategy; our ability to implement and operate our domestic shop model; political, economic, currency and other risks associated with our international operations; the price and availability of raw materials needed to produce doughnut mixes and other ingredients, and the price of motor fuel; our relationships with wholesale customers; reliance on third parties in many aspects of our business; our ability to protect our trademarks and trade secrets; changes in customer preferences and perceptions; risks associated with competition; risks related to the food service industry, including food safety and protection of personal information; compliance with government regulations relating to food products and franchising; and increased costs or other effects of new government regulations. These and other risks and uncertainties, which are described in more detail in the Company’s most recent Annual Report on Form 10-K and other reports and statements filed with the United States Securities and Exchange Commission, are difficult to predict, involve uncertainties that may materially affect actual results and may be beyond the Company’s control, and could cause actual results, performance or achievements to be materially different from those expressed or implied by any of these forward-looking statements. New factors emerge from time to time, and it is not possible for management to predict all such factors or to assess the impact of each such factor on the Company. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

KRISPY KREME DOUGHNUTS, INC.

CONSOLIDATED STATEMENT OF INCOME
(Unaudited)

	Three Months Ended		Six Months Ended
	August 2,	August 3,	August 2,	August 3,
	2015	2014	2015	2014
	(In thousands, except per share amounts)
Revenues	$127,336	$120,516	$259,810	$242,096
Operating expenses:
Direct operating expenses (exclusive of depreciation and
amortization expense shown below)	104,145	99,067	207,917	195,457
General and administrative expenses	6,718	6,737	14,272	13,784
Depreciation and amortization expense	4,074	3,033	8,067	6,206
Impairment charges and lease termination costs	304	38	308	46
Pre-opening costs related to Company Stores	515	245	838	471
(Gains) and losses on commodity derivatives, net	841	1,341	394	(103)
(Gain) on refranchisings, net of business acquisition charges	-	431	-	431
Operating income	10,739	9,624	28,014	25,804
Interest income and (expense), net	(315)	(98)	(545)	(70)
Equity in losses of equity method franchisees	-	(61)	-	(118)
Other non-operating income and (expense), net	89	152	273	320
Income before income taxes	10,513	9,617	27,742	25,936
Provision for income taxes	4,595	3,865	11,158	10,528
Net income	$5,918	$5,752	$16,584	$15,408

Earnings per common share:
Basic	$0.09	$0.09	$0.25	$0.23
Diluted	$0.09	$0.08	$0.24	$0.22

Weighted average shares outstanding:
Basic	65,502	66,008	66,053	66,265
Diluted	67,369	68,725	67,971	69,236

KRISPY KREME DOUGHNUTS, INC.

CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)

	August 2,	February 1,
	2015	2015
	(In thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$44,105	$50,971
Receivables	29,649	28,581
Inventories	18,319	18,194
Deferred income taxes	23,155	23,245
Other current assets	8,418	6,856
Total current assets	123,646	127,847
Property and equipment	120,021	115,758
Goodwill and other intangible assets	29,838	30,070
Deferred income taxes	58,490	68,278
Other assets	10,054	10,760
Total assets	$342,049	$352,713

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of lease obligations	$328	$333
Accounts payable and accrued liabilities	51,143	49,625
Total current liabilities	51,471	49,958
Lease obligations, less current portion	11,252	9,354
Other long-term obligations and deferred credits	25,506	25,615

Commitments and contingencies

Total shareholders' equity	253,820	267,786
Total liabilities and shareholders’ equity	$342,049	$352,713

KRISPY KREME DOUGHNUTS, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	Six Months Ended
	August 2,	August 3,
	2015	2014
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$16,584	$15,408
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	8,067	6,206
Deferred income taxes	9,878	9,388
Impairment charges	343	-
Accrued rent expense	268	324
Loss on disposal of property and equipment	87	99
Share-based compensation	3,662	2,207
Equity in losses of equity method franchisees	-	118
Unrealized (gains) losses on commodity derivative positions	(532)	121
Other	74	234
Net change in assets and liabilities	(2,993)	(6,418)
Net cash provided by operating activities	35,438	27,687
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(10,158)	(13,063)
Proceeds from disposals of property and equipment	216	196
Acquisition of stores from franchisees	(312)	(7,152)
Other investing activities	917	427
Net cash used for investing activities	(9,337)	(19,592)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of lease obligations	(166)	(200)
Proceeds from exercise of stock options	519	6,655
Repurchase of common shares	(33,320)	(34,618)
Net cash used for financing activities	(32,967)	(28,163)
Net decrease in cash and cash equivalents	(6,866)	(20,068)
Cash and cash equivalents at beginning of period	50,971	55,748
Cash and cash equivalents at end of period	$44,105	$35,680

KRISPY KREME DOUGHNUTS, INC.

NON-GAAP FINANCIAL INFORMATION
(Unaudited)

As of February 1, 2015, the Company had net deferred income tax assets of approximately $92 million, of which approximately $44 million related to federal and state net operating loss carryovers. The Company’s federal net operating loss carryovers totaled approximately $159 million.

The Company has reported cumulative pretax income of over $160 million since the beginning of fiscal 2010, and the Company also has generated significant taxable income during this period. However, because of the Company’s utilization of its federal and state net operating loss carryovers and other deferred tax assets, the Company’s cash payments for income taxes have been relatively insignificant during this period. As a result, the provision for income tax expense has substantially exceeded cash payments for income taxes. Until such time as the Company’s net operating loss carryovers are exhausted or expire, GAAP income tax expense is expected to continue to substantially exceed the amount of cash income taxes payable by the Company.

The Company recorded a pretax charge of approximately $2.5 million in the fourth quarter of fiscal 2015 for the settlement of amounts due under an employment agreement with the Company’s former chief executive officer. That officer, who was most recently the Company’s Executive Chairman, transitioned from that role to the non-employee role of non-executive chairman of the board of directors in late January 2015. Charges of this nature are not expected to recur on a regular basis.

The following non-GAAP financial information and related reconciliation of adjusted net income to GAAP net income are provided to assist the reader in understanding the effects of the above facts and transactions on the Company’s results of operations. In addition, the non-GAAP financial information is intended to illustrate the material difference between the Company’s income tax expense and income taxes currently payable. These non-GAAP performance measures are consistent with other measurements made by management in the operation of the business which do not consider income taxes except to the extent to which those taxes currently are payable, for example, capital allocation decisions and incentive compensation measurements that are made on a pretax basis.

	Historical Periods
	Three Months Ended		Six Months Ended
	August 2,	August 3,	August 2,	August 3,
	2015	2014	2015	2014
	(In thousands, except per share amounts)
Net income, as reported	$5,918	$5,752	$16,584	$15,408
Provision for deferred income taxes	3,928	3,226	9,878	9,388
Adjusted net income	$9,846	$8,978	$26,462	$24,796

Adjusted earnings per common share:
Basic	$0.15	$0.14	$0.40	$0.37
Diluted	$0.15	$0.13	$0.39	$0.36

Weighted average shares outstanding:
Basic	65,502	66,008	66,053	66,265
Diluted	67,369	68,725	67,971	69,236

	Management's Earnings Guidance		Historical Period
	Year Ending January 31, 2016		Year Ended
	From	To	February 1, 2015
	(In thousands, except per share amounts)
Net income, as reported	$32,400	$33,900	$30,060
Charge for settlement of employment contract	-	-	2,464
Provision for deferred income taxes	18,600	19,600	15,729
Adjusted net income	$51,000	$53,500	$48,253

Adjusted earnings per common share:
Basic	$0.78	$0.82	$0.73
Diluted	$0.76	$0.80	$0.70

Weighted average shares outstanding:
Basic	65,000	65,000	66,360
Diluted	67,000	67,000	68,929

KRISPY KREME DOUGHNUTS, INC.

SEGMENT INFORMATION
(Unaudited)

	Three Months Ended		Six Months Ended
	August 2,	August 3,	August 2,	August 3,
	2015	2014	2015	2014
	(In thousands)
Revenues:
Company Stores:
On-premises sales	$44,357	$38,820	$94,453	$79,906
Consumer packaged goods - wholesale sales	39,760	39,715	80,381	79,077
Company Stores revenues	84,117	78,535	174,834	158,983
Domestic Franchise	3,936	3,296	7,645	6,795
International Franchise	7,314	7,534	14,042	14,115
KK Supply Chain:
Total revenues	63,469	59,503	126,986	119,815
Less – intersegment sales elimination	(31,500)	(28,352)	(63,697)	(57,612)
External KK Supply Chain revenues	31,969	31,151	63,289	62,203
Total revenues	$127,336	$120,516	$259,810	$242,096

Operating income:
Company Stores	$1,592	$1,937	$8,949	$6,579
Domestic Franchise	2,440	1,900	4,534	4,056
International Franchise	5,487	5,111	10,391	9,391
KK Supply Chain	10,144	9,830	21,093	21,140
Total segment operating income	19,663	18,778	44,967	41,166
General and administrative expenses	(6,718)	(6,737)	(14,272)	(13,784)
Corporate depreciation and amortization expense	(546)	(362)	(1,141)	(733)
Other operating expenses	(1,660)	(2,055)	(1,540)	(845)
Consolidated operating income	$10,739	$9,624	$28,014	$25,804

Depreciation and amortization expense:
Company Stores	$3,261	$2,457	$6,430	$5,041
Domestic Franchise	16	49	33	95
International Franchise	-	2	-	3
KK Supply Chain	251	163	463	334
Corporate	546	362	1,141	733
Total depreciation and amortization expense	$4,074	$3,033	$8,067	$6,206

KRISPY KREME DOUGHNUTS, INC.

SUPPLEMENTAL FINANCIAL AND OPERATING INFORMATION
(Unaudited)

	Three Months Ended
	August 2,	August 3,	Change
	2015	2014	vs LY
Company-operated stores (all domestic):
Stores at beginning of period	114	97
Opened	3	1
Closed	(3)	-
Acquired (divested)	-	5
Stores at end of period	114	103

Domestic Franchise stores:
Stores at beginning of period	166	163
Opened	7	3
Closed	-	(1)
Acquired (divested)	-	(5)
Stores at end of period	173	160

International Franchise stores:
Stores at beginning of period	723	595
Opened	41	30
Closed	(6)	(4)
Stores at end of period	758	621

Total systemwide store count	1,045	884

Systemwide Sales (in thousands):(1)
Company stores	$83,332	$77,806	7.1%
Domestic Franchise stores	91,042	84,096	8.3%
International Franchise stores	118,642	114,706	3.4%
International Franchise stores, in constant dollars(2)	118,642	102,192	16.1%

Company Stores Supplemental Information (in thousands):
Company Stores revenues	$84,117	$78,535	7.1%

Company Stores contribution(3)	$11,284	$10,532	7.1%
Other segment expenses, net (including depreciation and
amortization expense)	9,692	8,595	12.8%
Company Stores operating income	$1,592	$1,937	(17.8)%

Company Stores contribution margin	13.4%	13.4%	-	basis points

Company Stores - Store Operating Weeks	1,471	1,289	14.1%

Change in Same Store Sales (retail sales only):(4)
Company stores	2.3%	1.5%
Domestic Franchise stores	7.3%	3.5%
International Franchise stores	(12.6)%	(1.0)%
International Franchise stores, in constant dollars(2)	(2.7)%	(2.5)%

Company Stores - Consumer Packaged Goods - wholesale sales:(5)
Change in average weekly number of doors	(0.2)%	2.3%
Change in average weekly sales per door	(0.8)%	(2.2)%

KRISPY KREME DOUGHNUTS, INC.

SUPPLEMENTAL FINANCIAL AND OPERATING INFORMATION
(Unaudited)

	Six Months Ended
	August 2,	August 3,	Change
	2015	2014	vs LY
Company-operated stores (all domestic):
Stores at beginning of period	111	95
Opened	5	3
Closed	(3)	-
Acquired (divested)	1	5
Stores at end of period	114	103

Domestic Franchise stores:
Stores at beginning of period	167	159
Opened	9	8
Closed	(2)	(2)
Acquired (divested)	(1)	(5)
Stores at end of period	173	160

International Franchise stores:
Stores at beginning of period	709	574
Opened	65	53
Closed	(16)	(6)
Stores at end of period	758	621

Total systemwide store count	1,045	884

Systemwide Sales (in thousands):(1)
Company stores	$173,300	$157,624	9.9%
Domestic Franchise stores	182,814	171,807	6.4%
International Franchise stores	239,392	229,217	4.4%
International Franchise stores, in constant dollars(2)	239,392	206,983	15.7%

Company Stores Supplemental Information (in thousands):
Company Stores revenues	$174,834	$158,983	10.0%

Company Stores contribution(3)	$28,101	$23,241	20.9%
Other segment expenses, net (including depreciation
and amortization expense)	19,152	16,662	14.9%
Company Stores operating income	$8,949	$6,579	36.0%

Company Stores contribution margin	16.1%	14.6%	150	basis points

Company Stores - Store Operating Weeks	2,938	2,523	16.4%

Change in Same Store Sales (retail sales only):(4)
Company stores	3.3%	(0.5)%
Domestic Franchise stores	6.6%	3.8%
International Franchise stores	(10.9)%	(3.0)%
International Franchise stores, in constant dollars(2)	(2.2)%	(2.5)%

Company Stores - Consumer Packaged Goods - wholesale sales:(5)
Change in average weekly number of doors	0.3%	0.9%
Change in average weekly sales per door	(0.1)%	(0.3)%

(1)	Systemwide sales, a non-GAAP financial measure, include sales by both Company and franchise Krispy Kreme stores but exclude sales among Company and franchise stores. The Company believes systemwide sales data are useful in assessing consumer demand for the Company’s products, the overall success of the Krispy Kreme brand and, ultimately, the performance of the Company. All of the Company’s royalty revenues are computed as percentages of sales made by the Company’s domestic and international franchisees, and substantially all of KK Supply Chain’s external sales of doughnut mixes and other ingredients ultimately are determined by demand for the Company’s products at franchise stores. Accordingly, sales by the Company’s franchisees have a direct effect on the Company’s royalty and KK Supply Chain revenues, and therefore on the Company’s profitability. The Company’s consolidated financial statements appearing elsewhere herein include sales by Company stores, sales to franchisees by the KK Supply Chain business segment, and royalties and fees received from franchise stores based on their sales, but exclude sales by franchise stores to their customers.
(2)	Computed on a pro forma basis assuming the average rate of exchange between the U.S. dollar and each of the foreign currencies in which the Company’s international franchisees conduct business had been the same in the comparable prior year period.
(3)	Company Stores contribution represents Company Stores revenues less costs of food, beverage and packaging; labor and benefit costs; vehicle costs; occupancy and other store related costs and excludes depreciation and amortization expense; marketing expenses and segment general and administration expenses. Company Stores contribution is a non-GAAP financial measure and the Company believes this is a useful measure to assess and evaluate the performance of its Company Stores segment.
(4)	The change in “same store sales” represents the aggregate retail sales (excluding fundraising sales) during the current year period for all stores which had been open for 18 or more months during the current year period divided by the aggregate retail sales of such stores for the comparable weeks in the preceding year period. Once a store has been open for at least 18 consecutive months, its sales are included in the computation of same stores sales for all subsequent periods. In the event a store is closed temporarily (for example, for remodeling) and has no sales during one or more weeks, such store’s sales for the comparable weeks during the earlier or subsequent period are excluded from the same store sales computation.
(5)	Company Stores consumer packaged goods – wholesale sales “average weekly number of doors” represents the average number of customer locations to which product deliveries to grocers/mass merchants and convenience stores are made during a week by Company Stores and “average weekly sales per door” represents the average weekly sales to each such location by Company Stores.

Krispy Kreme Contacts:

Investor Relations:	Media:

Anita Booe	Darryl Carr
(336) 703-6902	(336) 726-8996
abooe@krispykreme.com	dcarr@krispykreme.com